Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-05987, 333-59941, 033-62887, 333-69306, 333-123232 on Forms S-8 of our reports dated June 27, 2008, relating to the financial statements and financial statement schedule of Michael Baker Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of consolidated financial statements for the year ended December 31, 2006, and the adoption in 2007 of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109), and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to material weaknesses), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
September 2, 2008